UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

PROLIANCE INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Fee paid previously with preliminary materials.

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March 30, 2007

Dear Fellow Stockholder:

We will hold our 2007 annual meeting of stockholders at 11:00 a.m. on Thursday, May 3, 2007 at The Yale Club of New York City, 50 Vanderbilt Avenue, New York, New York.

The Notice of Annual Meeting, Proxy Statement and proxy card accompanying this letter describe in detail the matters to be acted upon at the meeting.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, please sign, date and return your proxy card in the enclosed envelope as soon as possible. Stockholders of record also have the option of voting by telephone or internet, as described on the proxy card.

We look forward to seeing you at the meeting.

Sincerely yours,

Paul R. Lederer
Chairman of the Board

PROLIANCE INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING

The annual meeting of stockholders of Proliance International, Inc. will be held on Thursday, May 3, 2007, at 11:00 a.m. at The Yale Club of New York City, 50 Vanderbilt Avenue, New York, New York.

The items of business at the annual meeting are:

1.	Election of two directors.

2.	Appointment of independent accountants for 2007.

3.	Such other matters as may properly come before the meeting, including any continuation of the meeting caused by any adjournment or any postponement of the meeting.

March 12, 2007 is the record date for the meeting.

This Proxy Statement and accompanying proxy card are being distributed on or about April 3, 2007.

Richard A. Wisot
Secretary

PROLIANCE INTERNATIONAL, INC.
100 Gando Drive
New Haven, CT 06513

PROXY STATEMENT

The Annual Meeting and Voting

Our board of directors is soliciting proxies to be used at the annual meeting of stockholders to be held on Thursday, May 3, 2007, or at any adjournment of the meeting. This proxy statement contains information about the items being voted on at the annual meeting.

Who is entitled to vote?

Record stockholders of Proliance common stock at the close of business on March 12, 2007 (the record date) can vote at the meeting. As of the record date, 15,347,637 shares of Proliance common stock were issued and outstanding. Each stockholder has one vote for each share of common stock owned as of the record date. A list of all stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting at our office at 100 Gando Drive, New Haven, Connecticut, for the ten-day period immediately preceding the meeting.

How do I vote?

A form of proxy card and a return envelope for the proxy card are enclosed. Giving your proxy means that you authorize the persons named in the enclosed proxy card to vote your shares at the Proliance annual meeting in the manner you direct. You may vote by proxy or in person at the annual meeting. To vote by proxy, you may use one of the following methods if you are a registered holder (that is, you hold your stock in your own name):

•	Mail, by completing and returning your proxy card;

•	Telephone voting, by calling the toll-free number specified on your proxy card; or

•	Via the internet, by accessing the internet website specified on your proxy card.

If any proxy is returned without indication as to how to vote, the Proliance common stock represented by the proxy will be voted by the persons named on the proxy in favor of each proposal and in accordance with their best judgment on any other matters which may come before the meeting.

How do I vote if my shares are held in street name?

If your broker holds your shares of Proliance common stock in street name, you must either direct your broker on how to vote your shares or obtain a proxy from your broker to vote in person at the annual meeting. If your shares are held in street name, you should check the voting form that you receive to determine whether shares may be voted by telephone or the internet.

May I change my vote?

You may revoke your proxy at any time before it is voted at the meeting in several ways. You may send in a revised proxy dated later than the first; or you may vote in person at the meeting; or you may notify our Secretary in writing prior to the meeting that you have revoked your proxy.

What constitutes a quorum?

The holders of a majority of the outstanding shares entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum. If you vote by computer, telephone or proxy card, you will be considered part of the quorum. Abstentions, broker non-votes and votes withheld from director nominees are included in the count to determine a quorum. If a quorum is present, the two director candidates who receive a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Proposal 2 will be approved if a quorum is present and a majority of the votes cast by holders present in person or represented by proxy are cast in favor of the proposal.

What is the effect of broker non-votes and abstentions?

Under American Stock Exchange rules, if your broker holds your shares in its ‘‘street’’ name, the broker may under certain circumstances vote your shares on the agenda items even if it does not receive instructions from you. Because broker non-votes and abstentions are not considered votes cast on the matters before the meeting, neither will have an effect on the voting for these proposals.

How do employees with shares in the 401(k) plan vote by proxy?

If you hold Proliance common stock in our employee 401(k) plan, you will receive a proxy card with instructions on the different ways available to you to vote your shares. Shares held in our 401(k) plan are voted by the plan trustee in accordance with voting instructions received from plan participants using the enclosed proxy card. The plan authorizes our pension and benefits committee to direct the trustee to vote shares for which no instructions are received.

Information regarding householding

Unless we receive contrary instructions from one or more of the affected stockholders, only one copy of our annual report and this proxy statement is being delivered to multiple stockholders sharing the same address. We hereby undertake to promptly deliver a separate copy of this proxy statement and/or the annual report upon the written or oral request of any stockholder to whom the previous sentence applies. Any written or oral request should be made to our Secretary, c/o Proliance International, Inc., 100 Gando Drive, New Haven, Connecticut 06513 or by telephone (203-401-6450). Stockholders sharing the same address and currently receiving only one copy of the annual report and proxy statement but desiring multiple copies of these materials in the future, or currently receiving multiple copies of the annual report and proxy statement but desiring only one copy of these materials in the future, should contact our Secretary as provided in the previous sentence.

Stockholder proposals for the 2008 annual meeting

If a stockholder wants to submit a proposal for inclusion in our proxy material for the 2008 annual meeting, it must be received by our Secretary by December 3, 2007. Also, under our Bylaws, a stockholder can present other business at the 2008 annual meeting, including the nomination of candidates for director, only if written notice of the business or candidates is received by our Secretary between January 3, 2008 and February 2, 2008. There are other procedural requirements in the Bylaws pertaining to stockholder proposals and director nominations. Any stockholder may obtain a copy of the Bylaws without charge by writing to our Secretary.

Which stockholders own at least 5% of Proliance?

The only persons or groups known to us to be beneficial owners of more than five percent of Proliance’s outstanding common stock are reflected in the chart below. The following information is based solely upon Schedules 13D and 13G respectively filed with the Securities and Exchange Commission by the persons and entities shown as of the respective dates appearing below.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class
Gabelli Funds, LLC One Corporate Center Rye, NY 10580	1,566,637 (a	)	10.2%
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	1,084,922 (b	)	7.1%
Towle & Co. 1610 Des Peres Road, Suite 250 St. Louis, MO 63131	1,005,200 (c	)	6.6%
Carl William Dinger III P.O. Box 150 Green Village, NJ 07935	1,000,500 (d	)	6.5%
Franklin Advisory Services, LLC One Parker Plaza, 9th Floor Fort Lee, NJ 07024	823,800 (e	)	5.4%
Roger Feldman Harvey Hanerfeld 1919 Pennsylvania Avenue, NW Suite 725 Washington, DC 20006	778,688 (f	)	5.1%
Paul S. Wilhide 2121 North Fielder Road Arlington, TX 76012	— (g	)	(g )

(a)	Based upon information set forth in a Schedule 13D Amendment No. 24 filed with the SEC on December 21, 2006. GAMCO Asset Management Inc. holds sole voting power over 920,968 shares of common stock and sole dispositive power over 940,137 shares of common stock. Gabelli Funds, LLC holds sole voting and dispositive power over 595,000 shares of common stock. MJG Associates, Inc. holds sole voting and dispositive power over 4,500 shares of common stock. Gabelli Advisers, Inc. holds sole voting and dispositive power over 27,000 shares of common stock. Mario J. Gabelli is the chief investment officer of each of the reporting persons.

(b)	Based upon information set forth in a Schedule 13G Amendment No. 3 filed with the SEC on February 9, 2007. Dimensional Fund Advisors LP holds sole voting and dispositive power over the indicated shares, which are held in its capacity as investment manager for its advisory clients. Dimensional Fund Advisors LP disclaims beneficial ownership of all of the indicated shares.

(c)	Based upon information set forth in a Schedule 13D filed with the SEC on January 12, 2007. Towle & Co. holds sole voting and dispositive power over 554,300 shares, and shared dispositive power over 450,900 shares.

(d)	Based upon information set forth in a Schedule 13D Amendment No. 1 filed with the SEC on July 20, 2006 by Carl W. Dinger III, Estate of Carl W. Dinger, Jr., Jeff Dinger, Ashley Dinger, Ashley E. Dinger Trust, Caleigh N. Dinger Trust, Shelby C. Dinger Trust, Charlotte Dinger Trust and Carousel World LP. The listed persons and entities have shared voting and dispositive power over 449,300, 47,900, 10,000, 13,800, 103,000, 101,500, 103,000, 78,000 and 94,000 shares, respectively. Carl W. Dinger III and Jeff Dinger are trustees of the indicated trusts. Carl Dinger III is the parent of Ashley Dinger. Jeff Dinger is the general partner of Carousel World LP.

(e)	Based upon information set forth in a Schedule 13G filed with the SEC on February 5, 2007 by Franklin Advisory Services, LLC, Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. Franklin Advisory Services, LLC has sole voting and dispositive power over all of the indicated shares. Franklin Advisory Services LLC is an investment management subsidiary of Franklin Resources, Inc. and Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of Franklin Resources, Inc. The business address of Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. is One Franklin Parkway, San Mateo, CA 94403.

(f)	Based upon information set forth in a Schedule 13G Amendment No. 1 filed with the SEC on February 15, 2007. Roger Feldman is the beneficial owner of 761,688 shares of common stock and Harvey Hanerfeld is the beneficial owner of 778,688 shares of common stock. Roger Feldman has sole voting and dispositive power over 25,000 shares of common stock owned by him as an individual. Harvey Hanerfeld has sole voting and dispositive power over 42,000 shares of common stock owned by him as an individual. As sole stockholders, directors and executive officers of West Creek Capital, Inc., the general partner of West Creek Capital, L.P., a limited partnership that is the investment adviser to (i) West Creek Partners Fund L.P. (the fund), (ii) Cumberland Investment Partners, L.L.C. (Cumberland) and (iii) certain private accounts (the accounts), Mr. Feldman and Mr. Hanerfeld may be deemed to have the shared voting and dispositive power over the 393,000 shares of common stock owned by the fund, 278,688 shares of common stock owned by Cumberland, and the 65,000 shares of common stock held in the accounts.

(g)	Mr. Wilhide holds 12,781 shares of Proliance’s Series B Convertible Redeemable Preferred Stock which is convertible into common stock determined by a ratio based on the prevailing market price of Proliance common stock; provided that the aggregate Proliance common stock held by Mr. Wilhide upon Series B preferred stock conversions shall not exceed 7% of the outstanding common stock of Proliance after giving effect to the conversions.

How much stock is owned by directors and executive officers?

The following table shows beneficial ownership of Proliance common stock by directors and executive officers as of March 12, 2007, except that information with respect to shares beneficially owned pursuant to the Proliance 401(k) Savings Plan is as of January 31, 2007. The five named executive officers are the chief executive officer, chief financial officer and the three other officers who were the highest paid in 2006.

Name of Beneficial Owner	Shares Deemed to be Beneficially Owned		Options Exercisable Within 60 Days (a)	Percent of Class
Paul R. Lederer	7,000	(b)	14,000	*
Charles E. Johnson	101,099	(c)	161,483	1.7%
William J. Abraham, Jr.	56,463	(d)	14,000	*
Barry R. Banducci	127,175	(e)	29,200	1.0%
Philip Wm. Colburn	25,438		14,000	*
Vincent L. Martin	6,427		—	*
Bradley C. Richardson	9,053		—	*
James R. Rulseh	8,182		—	*
F. Alan Smith	20,000	(f)	14,000	*
David J. Albert	32,580	(g)	64,195	*
Jeffrey L. Jackson	43,886	(h)	45,340	*
William J. Long III	3,051	(i)	1,907	*
Richard A. Wisot	13,441	(j)	41,526	*
All executive officers and directors as a group (14)	453,605		399,651	5.4%

*	Less than one percent of the class

(a)	The director or executive officer has the right to acquire beneficial ownership of this number of shares within 60 days of the record date for the annual meeting (March 12, 2007) by exercising outstanding stock options.

(b)	Consists of shares held by the Paul R. Lederer Revocable Trust.

(c)	Includes 23,276 shares held in the Proliance 401(k) Savings Plan and 7,780 shares of restricted stock.

(d)	Includes 13,100 shares held in Mr. Abraham’s Keogh account. Also includes 363 shares held by Mr. Abraham’s spouse in an account managed by his son. Mr. Abraham disclaims beneficial ownership of these 363 shares.

(e)	Includes 53,000 shares held by The Banducci Family LLC.

(f)	Consists of shares held in the F. Alan Smith Revocable Trust.

(g)	Includes 18,868 shares held in the Proliance 401(k) Savings Plan, 7,000 shares held in Mr. Albert’s IRA and 5,034 shares of restricted stock.

(h)	Includes 37,609 shares held in the Proliance 401(k) Savings Plan and 2,288 shares of restricted stock.

(i)	Includes 2,288 shares of restricted stock.

(j)	Includes 1,831 shares of restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and persons who are considered ‘‘officers’’ of the company for purposes of Section 16(a) of the Securities Exchange Act of 1934 and greater than ten percent stockholders (referred to as reporting persons) are required to file reports with the Securities and Exchange Commission showing their holdings of and transactions in Proliance securities. It is generally our practice to file the forms on behalf of our reporting persons who are directors or officers. We believe that all such forms have been timely filed for 2006, except that Mr. Johnson failed to file one Form 4 on a timely basis with respect to one of a series of Proliance stock purchases made during 2001 and Mr. Albert failed to file three Form 4s on a timely basis with respect to purchases made in his IRA account during 2002.

Proposal 1:
Election of Directors

The board of directors currently has nine members. The board is divided into three classes whose terms of office end in successive years.

Mr. Rulseh and Mr. Smith were elected to terms expiring in 2007. Mr. Banducci, Mr. Colburn, Mr. Johnson and Mr. Martin were elected to terms expiring in 2008. Mr. Lederer, Mr. Abraham and Mr. Richardson were elected to terms expiring in 2009. The classified board will automatically cease to apply at the 2009 annual stockholders meeting, and all of our directors will be elected annually for one-year terms beginning at that meeting. Michael T. Yonker, who was a member of the class of directors elected to a term expiring in 2007, resigned from the board of directors effective December 31, 2006. Messrs. Colburn and Richardson have announced their respective resignations from the board to take effect after the meeting scheduled for May 3, 2007 at which point the board shall consist of seven members.

The Nominating and Governance Committee recommended to the board of directors, and the board approved, the nomination of Mr. Rulseh and Mr. Smith for election at this meeting to two-year terms expiring at the 2009 annual meeting.

Information about each nominee for director and each incumbent director, including the nominee’s or incumbent’s age, is set forth below. Unless otherwise indicated, each nominee or incumbent has held his or her present position for at least five years. Should you choose not to vote for a nominee, you may list on the proxy the name of the nominee for whom you choose not to vote and mark your proxy under Proposal No. 1 for all other nominees, or vote your shares by telephone or computer as described on the proxy voting instruction card. Should any nominee become unable to accept nomination or election as a director (which is not now anticipated), the persons named in the enclosed proxy will vote for a substitute nominee as may be selected by the board of directors, unless the size of the board is reduced.

NOMINEES FOR ELECTION TO TERMS EXPIRING AT
THE 2009 ANNUAL MEETING

Name	Age	Year First Became Director	Principal Occupation During the Past Five Years
James R. Rulseh	51	2005	Regional Vice President – Asia and an officer of Modine Manufacturing Company since November 2006; from April 2001 to November 2006, Group Vice President and an officer of Modine Manufacturing Company; from 1998 to March 2001, Managing Director of the Automotive Business Unit of Modine Europe. He has held various positions with Modine since 1977. Mr. Rulseh is a director of Woodward Governor Company.
F. Alan Smith	75	1995	Chairman of Advanced Accessory Systems, LLC from September 1995 to April 2003 and a director of 3M from 1986 to 2001; retired from General Motors Corporation in 1992 after 36 years of service; from 1981 to 1992, Executive Vice President and a member of the Board of Directors of GM.

INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT
THE 2008 ANNUAL MEETING

Name	Age	Year First Became Director	Principal Occupation During the Past Five Years
Barry R. Banducci	71	1995	Chairman of the Board of Proliance from September 1995 to August 2005; from 1984 to 1996, Vice Chairman of the Board and a director of The Equion Corporation, a manufacturer of automotive products; from 1988 to 1994, President and Chief Executive Officer of Equion and from 1984 to 1988 President and Chief Operating Officer of Equion; currently a director of DEMC Corporation.
Philip Wm. Colburn	78	1995	Chairman of the Board of Allen Telecom Inc. from December 1988 to July 2003 and a director of Allen from 1973 to July 2003; from March 1988 to February 1991, Chief Executive Officer of Allen; currently a director of Superior Industries International, Inc.
Charles E. Johnson	61	2001	Since March 2001, President and Chief Executive Officer of Proliance; from 1996 to March 2001, President and Director, and from 1997 to March 2001, Chief Executive Officer, of Canadian General-Tower Ltd., a producer of polymer films and composite materials to the automotive and other markets; from 1984 to 1996, various positions at The Equion Corporation, including President and Chief Operating Officer from 1993 to 1996.
Vincent L. Martin	67	2005	Mr. Martin is retired. From January 1986 to October 2004, Mr. Martin was the Chairman of Jason Incorporated, a diversified manufacturing company based in Milwaukee, Wisconsin; Chief Executive Officer of Jason Incorporated from 1986 to 1999. In addition, Mr. Martin’s business career includes prior experience with AMCA International, FMC Corp. and Westinghouse Air Brake. He continues to be a director of Jason and is also a director of Modine Manufacturing Company.

INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT
THE 2009 ANNUAL MEETING

Name	Age	Year First Became Director	Principal Occupation During the Past Five Years
Paul R. Lederer	67	1995	Chairman of the Board of Proliance since August 2005; currently a director of Dorman Products, Inc., Maximus, Inc., United Components, Inc. and O’Reilly Automotive, Inc.; prior to retirement in October 1998, Executive Vice President – Worldwide Aftermarket of Federal-Mogul Corporation since February 1998; from November 1994 to February 1998, President and Chief Operating Officer of Fel-Pro Inc., which was acquired by Federal-Mogul Corporation.
William J. Abraham, Jr.	59	1995	Partner with Foley & Lardner, a law firm in Milwaukee, Wisconsin, since 1980; formerly Chairman of the Business Law Department of Foley & Lardner and member of its Management Committee; currently a director of The Vollrath Company, Inc., Park Bank, Quad/Graphics, Inc., Phillips Plastics Corporation and Windway Capital Corp.
Bradley C. Richardson	48	2005	Executive Vice President, Finance and Chief Financial Officer of Modine Manufacturing Company since May 2003; from 2000 to May 2003, Chief Financial Officer and Vice President of Performance Management and Control for BP Amoco’s Worldwide Exploration and Production Division and from 1999 to 2000 President of BP Amoco Venezuela; various other financial and operational positions with BP Amoco from 1982 to 1998; currently a director of Tronox Inc. (formerly Kerr McGee Chemicals).

The board of directors recommends that stockholders vote FOR the nominees described in proposal 1.

Board Information and Committees

The board met five times in 2006 and acted once by unanimous written consent. Each incumbent director attended at least 75 percent of the total number of board meetings and meetings held by the board committees on which he served during 2006. The board has determined that each of our non-employee directors currently serving on the board or who served on the board during 2006 is independent based upon the criteria provided by AMEX rules.

Members of the board serve on one or more of the three committees described below, except for directors who are also employees of the company, who do not serve on board committees.

The Audit Committee, which met eight times in 2006, monitors our financial reporting standards and practices and our internal financial controls to ensure compliance with the policies and objectives established by the board of directors. The committee directly retains and recommends for stockholder approval an independent accounting firm to conduct the annual audit, and discusses with our independent accountants the scope of their examinations, with particular attention to areas where either the committee or the independent accountants believe special emphasis should be directed. The committee reviews the quarterly and annual financial statements and the annual independent accountants’ report, invites the accountants’ recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of the accountants and pre-approves audit and permissible non-audit services. It also reviews our internal accounting controls and the scope and results of our internal auditing activities. Members of the audit committee are F. Alan Smith (Chairman), Philip Wm. Colburn and Bradley C. Richardson. Michael T. Yonker was a member of the committee until his resignation from the board of directors effective December 31, 2006. Effective May 3, 2007, the members of the Audit Committee will be F. Alan Smith (Chairman), Barry R. Banducci and Vincent L. Martin. Each member of the committee is independent under Rule 10A-3 of the Securities and Exchange Commission and AMEX listing standards. The board of directors has determined that Mr. Smith, Chairman of the committee, qualifies as an ‘‘audit committee financial expert’’ as that term is defined in Regulation S-K of the Securities and Exchange Commission. None of the members of the Audit Committee serves simultaneously on the audit committees of more than three publicly registered companies.

The Compensation Committee, which met three times in 2006, oversees our executive and director compensation programs, including establishing our executive and director compensation policies and annually reviewing all components of compensation to ensure that our objectives are appropriately achieved. These functions are not delegated to our officers or to third-party professionals, although the committee does from time to time retain third-party consultants to provide advice regarding compensation issues. During 2006 the committee retained Radford Surveys & Consulting to provide information and advice regarding executive compensation matters involving base salaries, annual incentive compensation, including plan design, and the long-term equity based awards consisting of grants of options and restricted shares (including the structure of performance restricted stock grants and the number of shares to be awarded to each participant based upon competitive survey data), and to provide information regarding executive compensation developments and trends. Radford provided such services to the committee and is solely answerable to the committee and not to our management. The committee also considers input from our executive officers although final decisions regarding executive compensation are made by the committee. The committee is also responsible for certain administrative aspects of our compensation plans and stock plans, and approves or recommends changes in these plans. It also approves performance targets and grants under our incentive plans and our stock plan for our executive officers. The committee also reviews officers’ potential for growth, and, with the chief executive officer, will be responsible for succession planning and ensuring management continuity. Members are Vincent L. Martin (Chairman), William J. Abraham, Jr., Barry R. Banducci and James R. Rulseh.

The Nominating and Governance Committee, which met three times in 2006, recommends nominees for election to the board of directors and recommends membership and duties of the board committees. The committee also reviews and evaluates the effectiveness of corporate administration and our governing documents, and reviews and monitors our programs and policies relating to directors. Members are William J. Abraham, Jr. (Chairman) and Paul R. Lederer. Michael T. Yonker was a member of the committee until his resignation from the board of directors effective December 31, 2006. James R. Rulseh will join the Nominating and Governance Committee effective May 3, 2007.

Each committee is governed by a written charter. Copies of each committee charter are available on our website at www.pliii.com.

Board Policy on Director Elections

On December 7, 2006, our board approved a policy regarding director elections. The policy notes that our directors are elected by a plurality vote. However, as a matter of good corporate governance, the board expects each director to tender his or her resignation prior to any meeting of the stockholders at which the director’s seat on the board will be subject to election in a non-contested election, provided that the resignation will take effect only if the number of votes cast against the director’s election and the number of votes withheld from the director’s election exceed, in the aggregate, the number of votes cast for the director’s election. The board will nominate for election or re-election as director only candidates who agree to submit, promptly following the annual meeting at which they are elected or re-elected as director, such a resignation letter. In addition, the board will fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the board, the same form of resignation tendered by other directors in accordance with the policy.

If the number of votes cast against the incumbent director’s election and the number of votes withheld from the incumbent director’s election exceed, in the aggregate, the number of votes cast for the director’s election, our Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit a recommendation for prompt consideration by the board. The board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating and Governance Committee and the board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. The Board will render its final decision with respect to the matter not later than ninety (90) days following the applicable stockholders meeting.

Each member of our board has executed and delivered a resignation letter in accordance with the policy.

Directors’ Compensation

Directors’ Fees.    The compensation of our board members is as follows: (1) a retainer of $20,000 per year ($60,000 for the chairman of the board), (2) a per board meeting fee of $1,500, (3) additional retainers for committee service in the amount of $8,000 for each committee chairman ($10,000 in the case of the audit committee chairman) and $5,000 in the case of committee members who do not chair a committee, and (4) a per committee meeting fee of $1,000. No meeting fee is paid for telephonic meetings, unless the meeting is a full, multiple agenda item meeting (the determination is made by the applicable board or committee chairman).

Policy on Director Share Ownership.    On March 1, 2007, our board of directors approved a policy to create a target for director share ownership such that within five years, each director would own stock valued at three times the base annual board retainer amount (currently, the target would be stock valued at $60,000, or three times the $20,000 base annual retainer). At each annual meeting each director would have the right to elect to receive 50% of their annual retainer in form of restricted stock with one year vesting, in lieu of cash.

Other Director Compensation.    Each director and committee member is reimbursed for travel and related expenses incurred in attending meetings. We also maintain a matching gift program for the benefit of our directors. Pursuant to the matching gift program, in 2006, we matched gifts to charitable organizations made by the directors in amounts up to $2,500 for each director.

Our non-employee directors are eligible to receive options, restricted stock and other equity-linked grants under our Equity Incentive Plan. However, no such grants were made to our non-employee directors during 2006.

Director Compensation Table.    The following table shows all compensation paid or granted, during or with respect to the 2006 fiscal year to each of the non-employee directors for services rendered to Proliance and its subsidiaries during 2006.

2006 DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
William J. Abraham, Jr.	$46,500	$2,500	$49,000
Barry R. Banducci	35,500	2,500	38,000
Philip Wm. Colburn	40,500	2,500	43,000
Paul R. Lederer	75,500	2,500	78,000
Vincent L. Martin	38,500	2,500	41,000
Bradley C. Richardson	40,500	2,500	43,000
James R. Rulseh	35,500	2,500	38,000
F. Alan Smith	45,500	2,500	48,000
Michael T. Yonker	45,000	0	45,000

(a)	Our non-employee directors are eligible to receive options, restricted stock and other equity-linked grants under our Equity Incentive Plan. However, no such grants were made to our non-employee directors during 2006. As of December 31, 2006, Mr. Banducci held options to purchase 29,200 shares of Proliance common stock, and Messrs. Abraham, Colburn, Lederer and Smith each held options to purchase 14,000 shares of Proliance common stock. The other listed directors did not hold any options to purchase our common stock.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of four non-employee directors – Messrs. Martin, Abraham, Banducci and Rulseh. We have from time to time retained the law firm of Foley & Lardner to perform legal services on our behalf. Payments made by us to Foley & Lardner in 2006 were approximately $51,776. Mr. Abraham is a partner at Foley & Lardner.

Communications with Directors

In order to provide our security holders and other interested parties with a direct and open line of communication to the board of directors, the board of directors has adopted the following procedures. Proliance security holders and other interested persons may communicate with the chairmen of our Nominating and Governance Committee, Compensation Committee or Audit Committee or with the non-management directors as a group by sending an email to directors@pliii.com. The email should specify which of the foregoing is the intended recipient. Communications may also be sent by mail addressed in care of the corporate Secretary, Proliance International, Inc., 100 Gando Drive, New Haven, CT 06513.

All communications received in accordance with these procedures will be reviewed initially by our corporate Secretary. The Secretary will relay all such communications to the appropriate director or directors unless the Secretary determines that the communication:

•	does not relate to the business or affairs of Proliance or the functioning or constitution of the board of directors or any of its committees;

•	relates to routine or insignificant matters that do not warrant the attention of the board of directors;

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive; or

•	is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full board of directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

Our Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Nominating and Governance Committee of the board of directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

We have not established a formal policy regarding director attendance at our annual meetings of stockholders, but our directors generally do attend the annual meeting. The chairman of the board presides at the annual meeting of stockholders, and the board of directors generally holds one of its regular meetings in conjunction with the annual meeting of stockholders. Accordingly, unless one or more members of the board are unable to attend, all members of the board are present for the annual meeting. Each of the ten members of the board at the time of our 2006 annual meeting of stockholders attended that meeting.

Nomination of Directors

The Nominating and Governance Committee has adopted specifications applicable to members of the board of directors, and nominees for the board of directors recommended by the Nominating and Governance Committee must meet these specifications. The specifications provide that a candidate for director should:

•	Have a reputation for industry, integrity, honesty, candor, fairness and discretion;

•	Be knowledgeable in his or her chosen field of endeavor, which field should have such relevance to our businesses as would contribute to the company’s success;

•	Be knowledgeable, or willing and able to become so quickly, in the critical aspects of our businesses and operations; and

•	Be experienced and skillful in serving as a competent overseer of, and trusted advisor to, senior management of a publicly held corporation.

In addition, nominees for the board of directors should contribute to the mix of skills, core competencies and qualifications of the board through expertise in one or more of the following areas: accounting and finance, the automotive industry, international business, mergers and acquisitions, leadership, business and management, strategic planning, government relations, investor relations, executive leadership development, and executive compensation.

The Nominating and Governance Committee will consider nominees recommended by stockholders for election at the 2008 annual meeting of stockholders that are submitted prior to the end of 2007 to our Secretary at Proliance’s offices, 100 Gando Drive, New Haven, Connecticut 06513. Any recommendation must be in writing and must include a detailed description of the business experience and other qualifications of the recommended nominee as well as the signed consent of the nominee to serve if nominated and elected, so that the candidate may be properly considered. All stockholder recommendations will be reviewed in the same manner as other potential candidates for board membership.

The Nominating and Governance Committee has not received any nominees for election to the board at the 2007 annual meeting from any stockholder or group that has held more than 5% of our common stock for a period of one year.

Code of Ethics

Our board of directors has approved a Code of Business Conduct in accordance with the rules of the Securities and Exchange Commission and the American Stock Exchange that governs the conduct of each of our employees and directors, including our principal executive officer, principal financial officer, principal accounting officer and controller. Our Code of Business Conduct is maintained on our website at www.pliii.com. Any amendments to or waivers of the Code of Business Conduct that apply to our principal executive officer, principal financial officer or principal accounting officer and that relates to any element of the definition of the term ‘‘code of ethics,’’ as the term is defined by the Securities and Exchange Commission, will be posted on our website at www.pliii.com. There are currently no such amendments or waivers.

Executive Officer Compensation

Executive Contracts and Severance and
Change of Control Arrangements

Charles E. Johnson.    Effective March 12, 2001, we entered into an employment agreement with Charles E. Johnson, our President and Chief Executive Officer. The agreement had a two-year term with automatic one-year extensions upon each anniversary date of the agreement unless either party gave at least 90 days’ notice to the contrary. The employment agreement can be terminated by Proliance for ‘‘serious cause’’ (as defined in the employment agreement) or in the event Mr. Johnson becomes disabled, and Mr. Johnson can terminate the agreement for ‘‘good reason’’ (as defined in the agreement). The employment agreement provided annual pension benefits, supplemental to the annual benefits paid under our retirement plans, in an amount determined in accordance with the applicable Proliance retirement plan, without giving effect to limits imposed by the Internal Revenue Code and regulations of the IRS on the amount of benefits payable or compensation that may be used in determining benefits that may be paid to an individual under a Federal income tax qualified plan. The employment agreement currently provides for an annual salary of $500,000 and a bonus of up to 150% of base salary determined based upon performance targets set annually by the board.

Mr. Johnson’s employment agreement contained additional provisions which provided that, in the event we terminate Mr. Johnson’s employment other than for ‘‘serious cause’’ or his disability, death or retirement, or if Mr. Johnson terminates his employment for ‘‘good reason,’’ we would pay him over a twelve-month period an amount equal to his salary for one year and would provide his life, disability, accident, medical and hospitalization insurance benefits during a period of one year after termination. In addition, we would pay Mr. Johnson accrued vacation pay and all other amounts to which he is entitled under the agreement prior to termination. The employment agreement also contains a non-competition and non-solicitation covenant for a period of one year following termination and contains a customary confidentiality provision. Assuming Mr. Johnson was terminated on December 31, 2006, he would have been entitled to aggregate benefits under his employment agreement valued at $535,357.

In the event Mr. Johnson’s employment is terminated within two years after a change of control transaction is presented to our board of directors, Mr. Johnson’s severance payment would equal 2.99 times his base amount (as that term is defined in Section 280G of the Internal Revenue Code). Change of control severance is payable over a three-year period. Mr. Johnson would also be entitled to life, long-term disability, and medical, dental and vision insurance coverage and automobile allowance to be provided for three years following termination and would receive immediate vesting of all stock options and restricted stock. Change of control payments to Mr. Johnson are subject to a cap such that we will not have to pay excise tax under the provisions of Section 4999 of the Internal Revenue Code. Assuming Mr. Johnson was terminated on December 31, 2006 in connection with a change of control, he would have been entitled to aggregate benefits under his employment agreement valued at $1,836,316.

On May 4, 2006, we entered into an amendment to the employment agreement with Mr. Johnson, pursuant to which (1) a deferred compensation arrangement regarding certain potential annual bonus payments in excess of 75% of base salary was deleted, and (2) Mr. Johnson’s existing contractual supplemental retirement benefits and certain severance benefits were removed from the employment agreement and moved into a separate Supplemental Executive Retirement Plan (the ‘‘SERP’’). These changes were designed to comply with Section 409A of the Internal Revenue Code and did not expand the level or types of benefits payable to Mr. Johnson.

On March 26, 2007, we amended Mr. Johnson’s employment agreement and SERP as follows: (i) Mr. Johnson agreed to reduce his base salary for the 2007 calendar year from $500,000 to $425,000 (this salary reduction will be discontinued effective January 1, 2008, or earlier upon a change in control) although if Mr. Johnson’s employment terminates during 2007, any severance payments would be based on 2006 salary levels; (ii) we agreed to extend the term of Mr. Johnson’s employment agreement by one year, through March 11, 2009; and (iii) we agreed to increase the amounts payable in the event Mr. Johnson’s employment is terminated other than following a change in control transaction. Specifically, upon termination other than within two years after a change of control transaction is presented to our board, Mr. Johnson would receive his base salary plus, life, long-term disability, and medical, dental and vision insurance coverage and automobile allowance for two years following termination (formerly one year).

Executive Severance Plan.    We had previously entered into severance agreements with Messrs. Wisot, Albert and Jackson. Pursuant to their respective severance agreements, if the officer lost his current position (except for termination for ‘‘cause’’ as defined in each severance agreement), or if during the term thereof should there be a material change in ownership, or the sale of a portion of the business, which results in his not having a position similar to his current position including similar pay and benefits then his base salary would continue to be paid until he either secured other full-time employment, or for one year, whichever occured first.

The existing severance agreements entered into with Messrs. Wisot, Albert and Jackson were terminated by mutual consent in May 2006 and replaced with an Executive Severance Plan designed to comply with Section 409A of the Internal Revenue Code. Both the prior severance agreements and the new Executive Severance Plan provide for bi-weekly severance payments for a period of one year following termination or until the officer finds new employment, whichever comes first. The new Executive Severance Plan differs from the prior severance agreements in that Mr. Albert’s severance period is two years rather than one year, and severance payments to each of the executive officers may be delayed for six months following termination of employment in accordance with Section 409A. Mr. Long was also made a party to the Executive Severance Plan during 2006.

Assuming Messrs. Wisot, Albert, Long and Jackson were each terminated on December 31, 2006, they would have been entitled to benefits under the Executive Severance Plan valued at up to $243,720, $542,194, $259,389 and $210,000, respectively.

Compensation Discussion and Analysis

Our Compensation Committee, which is comprised of four independent non-employee directors, has formulated a compensation philosophy that is designed to enable us to attract, retain and reward capable employees who can contribute to the success of Proliance, principally by setting overall compensation at the median of the marketplace through a combination of (1) base salaries, (2) annual incentive opportunities and (3) a significant long term incentive opportunity for senior management. We believe that implementation of a system of compensation that emphasizes performance-based compensation provides a strong alignment to stockholders’ interests. Five key principles serve as the guiding framework for compensation decisions for all employees of Proliance:

•	To attract and retain the most highly qualified management and employee team.

•	To pay competitively compared to similar automotive companies.

•	To encourage superior employee performance by aligning rewards with stockholder interests, especially through the use of tangible performance targets.

•	To motivate senior executives to achieve Proliance’s annual and long-term business goals by providing equity-based incentive opportunities.

•	To strive for fairness in administration by emphasizing performance related contributions as the basis for pay decisions.

To implement these policies, we have designed the framework for a four-part executive compensation program consisting of base salary, annual incentives, long-term incentive opportunities for senior management, and other employment benefits.

Base Salary.    We will seek to maintain levels of compensation that are competitive with similar automotive companies. Base salary represents the fixed component of the executive compensation program. Proliance’s philosophy regarding base salaries is to maintain salaries for the aggregate officer group at or slightly above the competitive industry average. Periodic increases in base salary will relate to individual contributions evaluated against established objectives, length of service, and the industry’s annual competitive pay practice movement. We believe that base salary for 2006 for our chief executive officer and for the other executive officers was generally at or slightly above the competitive industry average. On March 26, 2007, Mr. Johnson agreed to reduce his base salary for the 2007 calendar year from $500,000 to $425,000 (this salary reduction will be discontinued effective January 1, 2008, or earlier upon a change in control) although if Mr. Johnson’s employment terminates during 2007, any severance payments would be based on 2006 salary levels.

Annual Incentive Program.    We have designed an annual incentive program pursuant to which key Proliance employees will be eligible to receive performance bonuses in a range based upon a percentage of their annual base salary. Payment of the performance bonuses is based upon performance measures set by the Compensation Committee that incorporate overall corporate, strategic business unit and personal targets. During 2006, the Compensation Committee set targets for senior management based upon certain net income and cash flow from operating activities metrics. Since these targets were not achieved during 2006, no annual incentive payment was earned by the named executive officers. The Compensation Committee set targets for 2007 based upon achievement of financial criteria based on net income and cash flow from operating activities. A portion of the bonus achievement criteria for all participants other than Mr. Johnson are at the discretion of the Compensation Committee. Mr. Johnson’s bonus contains no discretionary component and is based entirely on achievement of the tangible financial targets.

Long-Term Incentives.    We believe that the pay program should provide senior executives with an opportunity to increase their ownership and potentially gain financially from Proliance stock price increases. By this approach, the best interests of stockholders and senior executives will be closely aligned. Therefore, senior executives are eligible to receive restricted stock and are also eligible to receive stock options, giving them the right to purchase shares of common stock at a specified price in the future. These grants will vest based upon the passage of time, the achievement of performance metrics, or both. We believe that the use of restricted stock and stock options as the basis for long-term incentive compensation meets our defined compensation strategy and business needs by achieving increased value for stockholders and retaining key employees.

On March 2, 2006, the Compensation Committee authorized grants to senior management of stock options, restricted stock and performance restricted stock. These represented the first equity-linked grants to senior management since the completion of our merger with Modine Aftermarket Holdings in July 2005. These grants consisted of grants of ten year non-qualified options pursuant to our Equity Incentive Plan at an exercise price of $5.27 per share, grants of time-vested restricted stock under the Equity Incentive Plan vesting in four equal annual installments and larger grants of performance restricted stock under the Equity Incentive Plan vesting in four equal annual installments (provided that the grants were subject to forfeiture in the event certain 2006 net income and cash flow metrics were not met). Since the 2006 net income and cash flow metrics were not met, the performance restricted stock was forfeited on December 31, 2006. In connection with Mr. Johnson’s agreement to reduce his base salary for 2007, on March 26, 2007 we granted 17,689 shares of restricted stock under the Equity Incentive Plan to Mr. Johnson. Due to the agreement to reduce his base salary as described above, these restricted shares vest on the second anniversary of the date of grant or earlier upon a change in control, or the death, disability or retirement of Mr. Johnson or upon his termination for good reason or our termination of his employment without serious cause (as these terms are defined in his employment agreement).

Other Benefits.    Our philosophy is to provide competitive health- and welfare-oriented benefits to executives and employees, but to maintain a conservative posture relative to executive benefits. Consistent with industry practices, we provide an automobile allowance to executive officers.

Compliance with Section 162(m) of the Internal Revenue Code.    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for compensation over $1 million paid to a corporation’s chief executive officer and four other most highly compensated executive officers.

Qualifying performance-based compensation will not be subject to the cap if certain requirements are met. The salaries for our highest paid executives will be set, in part based on independent studies, at levels slightly above the competitive industry average but are not expected to reach $1 million in the near future. We intend to structure the overall compensation of our executive officers in a manner that should ensure that Proliance does not lose any tax deductions because of the $1 million compensation limit in the foreseeable future.

Our Equity Incentive Plan incorporates maximum limitations on individual annual stock option and restricted stock grants so as to meet the requirements of Section 162(m). The Equity Incentive Plan also identifies performance measures to be used if we decide to use performance-based vesting restricted stock in the future to meet the requirements of Section 162(m).

Compensation Disclosure Tables

Summary Compensation Table.    The following table (Table I) shows all compensation paid or granted, during or with respect to the 2006 fiscal year to the chief executive officer, the chief financial officer and to the three other highest paid executive officers for services rendered to Proliance and its subsidiaries during 2006. (Persons in this group are referred to individually as a ‘‘named executive officer’’ and collectively as the ‘‘named executive officers,’’ and, unless otherwise noted, the titles listed are the titles held as of the end of the 2006 fiscal year.)

TABLE I
2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (a)	Option Awards ($) (b)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (c)	Total ($)
Charles E. Johnson President and Chief Executive Officer	2006	$500,000	$0	$11,389	$15,667	$0	$21,635	$31,800	$580,491
Richard A. Wisot Vice President, Treasurer, Secretary and Chief Financial Officer	2006	240,000	0	2,680	3,687	0	10,279	17,554	274,200
David J. Albert Executive Vice President – Operations	2006	283,015	0	7,369	10,138	0	10,310	19,592	330,424
William J. Long III Executive Vice President	2006	231,539	0	3,350	4,608	0	0	25,600	265,097
Jeffrey L. Jackson Vice President – Human Resources and Process	2006	210,000	0	3,350	4,608	0	13,572	15,710	247,240

(a)	Dollar amounts set forth with regard to restricted stock grants for each individual are those recognized for financial statement reporting purposes for 2006 in accordance with FAS 123R disregarding the estimate of forfeitures related to service-based vesting conditions. Share value utilized for purposes of this determination is the applicable market value on the date of grant. The dollar amounts set forth do not include the value of grants of 31,119, 7,322, 20,136, 9,153 and 9,153 shares respectively made in 2006 to Messrs. Johnson, Wisot, Albert, Long and Jackson in the form of performance restricted stock under the Equity Incentive Plan vesting in four equal annual installments (provided that the grants were subject to forfeiture in the event certain 2006 net income and cash flow metrics were not met). Since the 2006 net income and cash flow metrics were not met, the performance restricted stock was forfeited on December 31, 2006. For a further discussion of the assumptions underlying these amounts, reference is made to the footnotes to Proliance’s financial statements to be set forth in Form 10-K for the fiscal year ended December 31, 2006.

(b)	Dollar amounts with regard to option grants for each individual are those recognized for financial statement reporting purposes for 2006 in accordance with FAS 123R disregarding the estimate of forfeitures related to service-based vesting conditions. The amounts set forth herein are based on a Black-Scholes calculation assuming a 4.5% risk free interest rate, volatility of 52.94%, a term of six years and an annual dividend rate of zero. For a further discussion of the assumptions underlying these amounts, reference is made to the footnotes to Proliance’s financial statements to be set forth in Form 10-K for the fiscal year ended December 31, 2006.

(c)	Amounts shown consist of, for Messrs. Johnson, Wisot, Albert, Long and Jackson, car allowances ($25,000, $12,000, $13,846, $10,000 and $10,500, respectively), contributions to defined contribution plans ($4,400, $4,400, $4,400, $4,400 and $4,200, respectively) and payment of life insurance premiums ($2,400, $1,154, $1,346, $1,200 and $1,010, respectively). The amount shown for Mr. Long also includes a $10,000 sign-on payment.

Grants of Plan-Based Awards Table.    The following table (Table II) shows all plan-based equity and non-equity grants made by Proliance during the 2006 fiscal year to the named executive officers. No payments will be made under the non-equity incentive plan awards provided in the table below, since payment was contingent upon achievement of certain 2006 net income and cash flow from operating activities metrics which were not achieved. Stock awards described in the first of the two rows for each named executive officer represent grants of performance restricted stock under the Equity Incentive Plan vesting in four equal annual installments (provided that the grants were subject to forfeiture in the event certain 2006 net income and cash flow metrics were not met). Since the 2006 net income and cash flow metrics were not met, the performance restricted stock set forth in this table was forfeited effective December 31, 2006.

TABLE II

2006 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			All Other Stock Awards: Number of Shares of Stock or Units (#) (b)	All Other Awards: Number of Securities Underlying Options (#) (c)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Charles E. Johnson	3/2/06	$375,000	$375,000	$750,000	—	—	—	—
	3/2/06	—	—	—	31,119	—	—	$163,997
	3/2/06	—	—	—	10,373	—	—	54,666
		—	—	—	—	25,932	$5.27	75,203
Richard A. Wisot	3/2/06	120,000	120,000	240,000	—	—	—	—
	3/2/06	—	—	—	7,322	—	—	38,587
	3/2/06	—	—	—	2,441	—	—	12,864
		—	—	—	—	6,102	5.27	17,696
David J. Albert	3/2/06	141,500	141,500	283,000	—	—	—	—
	3/2/06	—	—	—	20,136	—	—	106,117
	3/2/06	—	—	—	6,712	—	—	35,372
		—	—	—	—	16,780	5.27	48,662
William J. Long III	3/2/06	115,750	115,750	231,500	—	—	—	—
	3/2/06	—	—	—	9,153	—	—	48,236
	3/2/06	—	—	—	3,051	—	—	16,079
		—	—	—	—	7,627	5.27	22,118
Jeffrey L. Jackson	3/2/06	105,000	105,000	210,000	—	—	—	—
	3/2/06	—	—	—	9,153	—	—	48,236
	3/2/06	—	—	—	3,051	—	—	16,079
		—	—	—	—	7,627	5.27	22,118

(a)	No such annual incentive payment was earned by the named executive officers for 2006, since payment was contingent upon achievement of certain net income and cash flow from operating activities metrics which were not achieved. Amounts set forth represented threshold, target and maximum potential payouts for 2006 under the Annual Incentive Program.

(b)	Amounts in the first of the two rows for each named executive officer represent grants of performance restricted stock under the Equity Incentive Plan vesting in four equal annual installments (provided that the grants were subject to forfeiture in the event certain 2006 net income and cash flow metrics were not met). Since the 2006 net income and cash flow metrics were not met, the performance restricted stock was forfeited effective December 31, 2006. Amounts in the second of the two rows for each named executive officer represent grants of time-vested restricted stock under the Equity Incentive Plan vesting in four equal annual installments.

(c)	The indicated options were granted under the Equity Incentive Plan, have a ten-year term and vest in four equal annual installments.

Outstanding Equity Awards at Fiscal Year-End Table.    Shown in Table III below is information with respect to outstanding equity-based awards (consisting of unexercised options to purchase Proliance common stock and unvested restricted Proliance common stock) held by the named executive officers at December 31, 2006. No options to purchase common stock were exercised in 2006 by these persons and no shares of restricted stock held by these persons vested during 2006.

TABLE III
OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (b)
Charles E. Johnson	60,000	0	$2.90	3/12/2011
	40,000	0	3.20	6/21/2011
	35,000	0	4.72	5/3/2012
	20,000	0	4.65	2/25/2014
	0	25,932	5.27	3/2/2016
					10,373	$46,782
Richard A. Wisot	25,000	0	3.20	6/21/2011
	15,000	0	4.72	5/3/2012
	0	6,102	5.27	3/2/2016
					2,441	11,009
David J. Albert	25,000	0	3.20	6/21/2011
	25,000	0	4.72	5/3/2012
	10,000	0	4.65	2/25/2014
	0	16,780	5.27	3/2/2016
					6,712	30,271
William J. Long III	0	7,627	5.27	3/2/2016
					3,051	13,760
Jeffrey L. Jackson	10,000	0	2.5625	1/2/2011
	5,000	0	3.39	2/6/2012
	3,833	0	3.39	2/6/2012
	2,600	0	3.39	2/6/2012
	15,000	0	4.72	5/3/2012
	7,000	0	5.25	5/6/2014
	0	7,627	5.27	3/2/2016
					3,051	13,760

(a)	All unvested options vest in four equal annual installments from the date of grant (March 2, 2006).

(b)	These values are based on $4.51 per share, the market price of a share of Proliance common stock as of December 29, 2006 (the final trading day of 2006).

Pension Benefits Table.    Shown in Table IV below is information as of December 31, 2006 with respect to each plan that provides retirement-based payments or other benefits to the named executive officers.

TABLE IV
PENSION BENEFITS AT DECEMBER 31, 2006

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Charles E. Johnson	Proliance International, Inc. Pension Plan Supplemental Executive Retirement Plan	5 5	$44,500 46,445	$0 0
Richard A. Wisot	Proliance International, Inc. Pension Plan	5	43,180	0
David J. Albert	Proliance International, Inc. Pension Plan	5	43,946	0
William J. Long III	Proliance International, Inc. Pension Plan	1	0	0
Jeffrey L. Jackson	Proliance International, Inc. Pension Plan	14	99,361	0

Each of our named executive officers are covered by the Proliance International, Inc. Pension Plan, which is a non-contributory defined benefit cash balance plan. We credit an amount, quarterly, to a notional account for each participant under the plan equal to the sum of (i) each participant’s total compensation for the quarter (excluding bonus) multiplied by a percentage factor plus (ii) each participant’s total compensation for the quarter (excluding bonus) in excess of a fraction of the Social Security wage base multiplied by a percentage factor. The percentage factors are determined under the following table:

Years of Service	Credit Account with % of Pay	Plus % of Pay Above 1/12 of Social Security Taxable Wage Base
Less than 10 years	2.25%	2%
10 to 20 years	3.00%	2%
20 or more years	4.00%	2%

Each year of employment until each participant’s normal retirement date (age 65), the notional account balances will be credited quarterly with interest equal to the average of the one-year Treasury bill rate on the first day of October, November and December of the previous calendar year multiplied by his or her account balance at the beginning of the quarter. Upon retirement, the notional account balance will be paid in the form of a lump sum payment or converted to an annuity to provide monthly benefit payments.

In addition, Mr. Johnson’s Supplemental Executive Retirement Plan provides annual pension benefits, supplemental to the annual benefits paid under our retirement plans, in an amount determined in accordance with the applicable Proliance retirement plan, without giving effect to limits imposed by the Internal Revenue Code and regulations of the IRS on the amount of benefits payable or compensation that may be used in determining benefits that may be paid to an individual under a Federal income tax qualified plan.

Equity Compensation Plan Table.    The following table (Table V) sets forth general information concerning our equity compensation plans as of December 31, 2006.

TABLE V
EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
1995 Stock Plan	460,026	$4.05	0
1995 Non-Employee Directors Plan	36,800	$4.61	0
Equity Incentive Plan	179,958	$6.66	1,276,442
Equity compensation plans not approved by security holders	0	—	0
Total	676,784	$4.77	1,276,442

Compensation Committee Report

The Compensation Committee is comprised of four independent non-employee directors. As members of the Compensation Committee, it is our responsibility to administer Proliance’s executive compensation programs, monitor corporate performance and its relationship to compensation of executive officers, and make appropriate recommendations concerning matters of executive compensation.

In this context, the Compensation Committee has reviewed and discussed with management the section of this proxy statement above entitled ‘‘Compensation Discussion and Analysis’’. Based on this review and discussion, the Compensation Committee recommended to the board of directors, and the board has approved, that the Compensation Discussion and Analysis be incorporated by reference into Proliance’s annual report on SEC Form 10-K for the year ended December 31, 2006.

Compensation Committee
of the Board of Directors

– Vincent L. Martin, Chairman
– William J. Abraham, Jr.
– Barry R. Banducci
– James R. Rulseh

Audit Committee Report

The Audit Committee reviews Proliance’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process. Proliance’s independent accountants are responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States.

In this context, the Audit Committee has reviewed and discussed with management and the independent accountants the audited financial statements for the fiscal year ended December 31, 2006. The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent accountants the written disclosures and letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from Proliance and its management. The Audit Committee has also considered whether the independent accountants’ provision of non-audit services to Proliance is compatible with the accountants’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board has approved, that the audited financial statements for the fiscal year ended December 31, 2006 be included for filing in Proliance’s annual report on SEC Form 10-K for the year ended December 31, 2006.

Audit Committee of the Board of Directors

– F. Alan Smith, Chairman
– Philip Wm. Colburn
– Bradley C. Richardson

Audit Committee Pre-Approval Policy

Pursuant to its charter, the Audit Committee is responsible for selection, approving compensation and overseeing the independence, qualifications and performance of the independent accountants. The Audit Committee has adopted a pre-approval policy pursuant to which certain permissible audit and non-audit services may be provided by the independent accountants. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and may be subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent accountants, the Audit Committee considers whether such services are consistent with the auditor’s independence; whether the independent accountants are likely to provide the most effective and efficient service based upon their familiarity with the company; and whether the service could enhance our ability to manage or control risk or improve audit quality.

Notwithstanding the pre-approval policy, all of the audit-related, tax and other services provided by BDO Seidman, LLP in fiscal year 2006 and related fees were approved in advance by the Audit Committee.

Proposal 2:

Approval of Appointment of Proliance’s Independent Accountants

The Audit Committee of our board of directors has selected BDO Seidman, LLP as our independent registered public accounting firm for the year ending December 31, 2007, and has directed that the selection of independent accountants be submitted for ratification by stockholders at the annual meeting. BDO Seidman, LLP replaced PricewaterhouseCoopers LLP as our independent accountants in September 2004. A representative of BDO Seidman, LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of BDO Seidman, LLP as our independent accountants is not required by our Bylaws or otherwise. However, the Audit Committee is submitting the selection of BDO Seidman, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection were ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Proliance and its stockholders.

Audit Fees

Aggregate fees billed by BDO Seidman, LLP for professional services rendered for the audit of our annual consolidated financial statements included in the annual report on Form 10-K and the review of interim consolidated financial statements included in quarterly reports on Form 10-Q and the review and audit of the application of new accounting pronouncements and SEC releases were $794,306 and $667,000 for the years ended December 31, 2006 and 2005, respectively.

Audit-Related Fees

Aggregate fees billed by BDO Seidman, LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are not disclosed under ‘‘Audit Fees’’ above were $103,925 and $353,000 for the years ended December 31, 2006 and 2005, respectively. These audit related services include primarily audit work in connection with acquisitions, employee benefit plan audits, and consultations concerning Section 404 of the Sarbanes-Oxley Act.

Tax Fees

Aggregate fees billed by BDO Seidman, LLP for professional services rendered to Proliance for tax compliance, tax advice and tax planning were $73,194 and $62,000 for the years ended December 31, 2006 and 2005, respectively. These tax related services include primarily tax compliance, tax planning and advice.

All Other Fees

Aggregate fees billed by BDO Seidman, LLP for all other products and services provided to Proliance were $0 and $0 for the years ended December 31, 2006 and 2005, respectively.

The board of directors recommends that stockholders vote FOR the appointment of BDO Seidman, LLP as the company’s independent accountants for 2007.

ADDITIONAL INFORMATION

Certain Transactions

On March 1, 2005 we sold our OEM business to Modine Manufacturing Company for $17 million in cash. On July 22, 2005, following receipt of approval of our stockholders, we completed a merger transaction pursuant to which Modine Aftermarket Holdings, Inc. (Modine Aftermarket) merged into Proliance. Modine Aftermarket was spun off from Modine immediately prior to the merger and held Modine’s aftermarket business. In connection with the merger, we issued a total of 8,145,810 shares of our common stock to Modine shareholders, or 0.235681 shares for each outstanding Modine common share. Immediately after the effectiveness of the merger, prior Transpro, Inc. shareholders owned 48% of the combined company on a fully diluted basis, while Modine shareholders owned the remaining 52%. As a result of the merger, we are focused on supplying heating and cooling components and systems to the automotive and heavy duty aftermarkets in North and Central America and Europe.

In connection with the foregoing transactions, Modine and Proliance entered into a number of agreements for the conduct of the parties after the closings, including: (i) an Aftermarket License Agreement pursuant to which Modine licensed certain intellectual property used in the aftermarket business to Proliance on a royalty-free basis; (ii) an OEM License Agreement pursuant to which Proliance licensed certain intellectual property of benefit to Modine to Modine on a royalty-free basis; (iii) an Aftermarket Supply Agreement pursuant to which Modine would sell product formerly sold on an intercompany basis to the aftermarket business to Proliance at agreed upon prices that reflected Modine’s intercompany transactions prior to the merger; (iv) an OEM Supply Agreement pursuant to which Proliance would sell product formerly sold on an intercompany basis to Modine Jackson, Inc. (formerly our subsidiary G&O Manufacturing) to Modine at agreed upon prices that reflected Proliance’s intercompany transactions prior to the stock purchase; (v) an Aftermarket Transition Services Agreement pursuant to which Modine provided certain services to Proliance; (vi) an OEM Transition Services Agreement pursuant to which Proliance provided certain transition services to Modine Jackson, Inc.; and (vii) a Tax Indemnification Agreement pursuant to which the parties determined liability for taxes pre- and post-closing and the indemnification of a party with regard to the division of tax liability. During 2006 we made aggregate payments to Modine under these agreements in the amount of $6.8 million and Modine made aggregate payments to Proliance under these agreements in the amount of $4.7 million.

Bradley C. Richardson and James R. Rulseh, two of our directors, are also executive officers of Modine, however, neither Mr. Richardson nor Mr. Rulseh were on our board of directors at the time the sale of the OEM business was negotiated or consummated and they joined our board of directors only upon consummation of the Modine Aftermarket merger.

We have from time to time retained the law firm of Foley & Lardner to perform legal services on our behalf. Payments made by us to Foley & Lardner in 2006 were approximately $51,776. William J. Abraham, Jr., one of our directors, is a partner at Foley & Lardner.

Other than as set forth in our Code of Business Conduct, our board does not have a specific policy regarding review of transactions involving directors, management or other related parties. However, we discourage such transactions and have historically limited the approval of any such transactions to specific and rare instances with the full disclosure to, and approval of, the disinterested members of our board.

Solicitation of Proxies

In addition to the use of the mails, proxies may be solicited by the directors, officers, and employees of the company without additional compensation in person, or by telephone, facsimile, email or otherwise. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Proliance common stock held of record, and we will reimburse these brokers, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred. The cost of solicitation will be borne entirely by Proliance. In addition, we have retained Morrow & Co. to act as solicitors with respect to the annual meeting for a fee of $5,000 plus out-of-pocket expenses.

Other Matters

Management knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the individuals named in the enclosed proxy to vote in accordance with their judgment.

By order of the board of directors.

Richard A. Wisot
Secretary

Attachment A

PROLIANCE INTERNATIONAL, INC.

This proxy is solicited by the Board of Directors for

the Annual Meeting of Stockholders to be held on May 3, 2007

The undersigned hereby appoints Paul R. Lederer and Charles E. Johnson, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to represent and vote all shares of common stock of Proliance International, Inc. held of record by the undersigned on March 12, 2007 at the Annual Meeting of Stockholders to be held at 11:00 a.m. on Thursday, May 3, 2007 at The Yale Club of New York City, 50 Vanderbilt Avenue, New York, New York and at any adjournment thereof, as specified on the reverse side of this proxy card and in their discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment thereof.  Any and all proxies heretofore given are hereby revoked.

This proxy, when properly executed, will be voted as designated by the undersigned.  If no choice is specified, the proxy will be voted for Proposals (1) and (2) and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

If the undersigned is a participant in the Proliance International, Inc. 401(k) Savings Plan, then the undersigned directs the trustee of the 401(k) plan to appoint the above-named individuals as proxies to vote and act with respect to all common shares held by the undersigned in his or her 401(k) plan account in the manner specified on the reverse of this card and in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.  If you are such a participant and your voting instructions are not received by 11:59 p.m., Eastern Time, on Tuesday, May 1, 2007, the trustee of the 401(k) plan will vote those shares as directed by the Proliance Pension and Benefits Committee.

Please consider the issues discussed in the proxy statement and cast your vote by marking the boxes on the REVERSE SIDE.  You need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.  It is important that your shares are represented at this meeting, whether or not you attend the meeting in person.  Therefore, please complete the reverse side and mail it or use the Internet or toll-free telephone voting system explained on the reverse side.

(Continued and to be dated and signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

PROLIANCE INTERNATIONAL, INC.

May 3, 2007

Your vote is important.  Please vote immediately.

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the

envelope provided as soon as possible.

                         -or-

COMPANY NUMBER
ACCOUNT NUMBER

TELEPHONE-  Call toll-free 1-800-PROXIES

(1-800-776-9437) from any touch-tone telephone

and follow the instructions.  Have your proxy card

available when you call.

                       -or-

INTERNET- Access “www.voteproxy.com” and

follow the on-screen instructions.  Have your proxy

card available when you access the web page.

You may enter your voting instructions at 1-800 PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date.

↓ Please detach along the perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS (1) AND (2). PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
1 . Election of Directors FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O James R. Rulseh O F. Alan Smith

2 .

Appointment of BDO Seidman, LLP as Proliance’s independent registered public accounting firm:

       FOR                  AGAINST                ABSTAIN

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the proxy statement furnished therewith.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

NOTE:

Please sign exactly as your name appears on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.